Exhibit 10.2

PROMISSORY NOTE

$3,985,000.00

Principal Amount: $3,985,000.00

Interest Rate: 8% per annum

Date: June 29, 2026

Maker: Sky Quarry Inc., a Delaware corporation (“SKY”), Foreland Refining Corporation, a Texas corporation (“Foreland”), 2020 Resources LLC (“2020 Resources”) (SKY, Foreland, and 2020 Resources, shall be collectively referred to herein as ("Maker"))

Payee: Libertas Funding LLC, a Connecticut limited liability company ("Payee" or "Libertas")

FOR VALUE RECEIVED, and in exchange for the cancellation and extinguishment of that certain outstanding merchant cash advance indebtedness in the aggregate amount of $3,985,000 owed by SKY, Foreland and 2020 Resources (collectively, the "Company") to Libertas pursuant to that certain Agreement of Sale of Future Receipts dated May 16, 2024, together with all addenda (including the Seller Definition Addendum), amendments, schedules, and exhibits thereto, and including the fundings made on October 23, 2023, January 12, 2024, January 18, 2024, and February 23, 2024 (collectively, the "MCA Agreements," and all obligations of the Company arising thereunder, the "MCA Obligations"), Maker hereby unconditionally promises to pay to the order of Libertas Funding LLC, a Connecticut limited liability company ("Payee"), or its registered assigns, the principal sum of THREE MILLION NINE HUNDRED EIGHTY- FIVE THOUSAND AND NO/100 DOLLARS ($3,985,000.00), together with interest accrued thereon, in accordance with the terms and conditions set forth herein.

1.PRINCIPAL AND INTEREST

1 Principal. The outstanding principal balance of this Note shall be $3,985,000.00 as of the date hereof.

2 Interest Rate. Interest shall accrue on the outstanding principal balance at the rate of eight percent (8%) per annum, calculated on the basis of a 365-day year and actual days elapsed. Interest shall accrue from the date of this Note on a simple, non- compounding basis, and accrued but unpaid interest shall not bear interest.

3 Repayment Structure. This Note shall be repaid pursuant to a principal-first repayment structure, meaning that all scheduled weekly payments shall be applied first to reduce the outstanding principal balance until such principal balance is reduced to zero, whereupon all remaining payments shall be applied to accrued and unpaid interest until the Note is paid in full.

2.PAYMENT SCHEDULE

2.1Weekly Payments. Maker shall make weekly payments to Payee in accordance with the following escalating schedule:

Period	Weeks	Weekly Payment
Months 1–3	1–13	$15,000
Months 4–6	14–26	$30,000
Months 7–10	27–43	$50,000
Months 11–14	44–60	$62,500
Months 15-21(plus one week)	61-85	$70,000
Week 86	86	$45,146.15

2.2Payment Day. Payments shall be due and payable each week on the same day of the week as the date of this Note. If any payment date falls on a Saturday, Sunday, or federal holiday, such payment shall be due on the next succeeding business day.

2.3Final Payment. This Note shall continue in full force and effect until all principal and all accrued interest have been paid in full. The final payment shall be in the amount necessary to pay all remaining principal and accrued interest in full.

3.MATURITY

This Note shall mature and all outstanding principal and accrued interest shall be due and payable in full upon the earlier of: (a) the date on which all amounts due hereunder have been paid pursuant to the payment schedule set forth in Section 2; or (b) acceleration of the Note following an Event of Default as described in Section 6 hereof.

4.PREPAYMENT

Maker may prepay this Note, in whole or in part, at any time without premium or penalty. Any partial prepayment shall be applied first to outstanding principal and then to accrued interest, and shall not relieve Maker of its obligation to make all subsequent scheduled payments until the Note is paid in full.

5.PAYMENT METHOD

All payments under this Note shall be made in lawful money of the United States by wire transfer or ACH to the account designated by Payee in writing, or by such other method as Payee may from time to time designate.

6.CONTINUATION OF EXISTING SECURITY INTEREST

The parties expressly agree that this Note is not intended to constitute, and shall not be construed as, a novation, satisfaction, discharge, release, termination, or extinguishment of any existing security interest, lien, collateral assignment, guaranty, financing statement, or other security document granted in favor of Payee pursuant to the MCA Agreements.

All security interests, liens, collateral assignments, guarantees, and other collateral rights previously granted to Payee under the MCA Agreements shall remain in full force and effect, uninterrupted and unimpaired, and shall continue to secure the payment and performance of all obligations evidenced by this Note, together with all interest, fees, costs, expenses, and other amounts due hereunder. The collateral securing the obligations under the MCA Agreements shall automatically secure the obligations under this Note without the necessity of any further action by either party.

Maker ratifies and confirms all existing security agreements, financing statements, guarantees, and collateral documents previously executed in favor of Payee and agrees that such documents shall continue to secure the obligations evidenced by this Note as though originally executed in connection herewith. Payee shall retain all rights and remedies of a secured party with respect to such collateral until all obligations under this Note have been fully paid and satisfied.

The execution and delivery of this Note shall not constitute a novation of any indebtedness, obligations, security interests, liens, guarantees, or collateral arrangements existing under the MCA Agreements. Rather, the obligations evidenced hereby are intended as a continuation, amendment, restructuring, and replacement of the obligations arising under the MCA Agreements, with all existing collateral and security continuing in full force and effect until the obligations evidenced by this Note are indefeasibly paid in full.

7.EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

(a)Payment Default. Maker fails to make any payment required under this Note within ten (10) calendar days after such payment is due;

(b)Insolvency. Maker (i) becomes insolvent or is unable to pay its debts as they mature; (ii) makes an assignment for the benefit of creditors; (iii) applies for, consents to, or acquiesces in the appointment of a trustee, receiver, or other custodian for Maker; (iv) commences any proceeding seeking relief under any bankruptcy, insolvency, reorganization, or similar law; or (v) has an involuntary proceeding commenced against it that is not dismissed within sixty (60) days;

(c)Breach of Covenants. Maker breaches any material covenant or agreement contained in this Note or the Conversion and Exchange Agreement dated even date herewith, by and among Maker, Foreland Refining Corporation, 2020 Resources LLC, and Payee (the "Exchange Agreement").

8.REMEDIES UPON DEFAULT

Upon the occurrence of an Event of Default, Payee may, at its option and without notice or demand, declare the entire unpaid principal balance of this Note, together with all accrued and unpaid interest, immediately due and payable. Payee shall have all rights and remedies available at law or in equity. No failure or delay by Payee in exercising any right shall operate as a waiver thereof.

9.PERSONAL GUARANTEE

The obligations of Maker under this Note are supported by a personal guarantee of Marcus Laun, individually, in favor of Payee (the "Guarantee"), executed contemporaneously herewith. The Guarantee shall remain in full force and effect until all amounts due under this Note have been paid in full.

10.RELEASE AND DISCHARGE OF MCA OBLIGATIONS

10.1Full Satisfaction and Discharge. Upon execution and delivery of this Note and the Exchange Agreement, and in consideration of the agreements set forth herein, the MCA Obligations and the MCA Agreements are hereby exchanged for this Note and deemed fully and irrevocably satisfied, cancelled, discharged, and extinguished in their entirety. Neither the Company nor any of its affiliates, officers, directors, employees, or agents shall have any further liability or obligation to Payee under or in connection with the MCA Agreements or the MCA Obligations, except as evidenced by the obligations set forth in this Note.

10.2Release by Payee. Payee, on behalf of itself and its successors and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company, Maker, Foreland Refining Corporation, 2020 Resources LLC, and each of their respective officers, directors, employees, agents, successors, and assigns from any and all claims, demands, actions, causes of action, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of any kind or nature, whether known or unknown, arising out of or relating to the MCA Agreements or the MCA Obligations, other than the Company’s obligations pursuant to the terms of this Note.

10.3 Sole Governing Instrument. From and after the date hereof, the rights and obligations of the parties with respect to the indebtedness previously evidenced by the MCA Agreements shall be governed solely and exclusively by this Note, the Exchange Agreement, and the Guarantee. Any future default by Maker with respect to such indebtedness shall be subject solely to the Event of Default provisions set forth in Section 7 and the remedies set forth in Section 8 of this Note, and shall not be governed by any default, acceleration, or enforcement provision of the MCA Agreements.

11.SUPERSESSION OF MCA REMEDIES

Other than the UCC-1 security interest and security agreement filed in connection with the MCA Agreements, upon execution and delivery of this Note, all remedies, rights, and enforcement mechanisms available to Payee under the MCA Agreements are hereby superseded, terminated, and shall be of no further force or effect, including without limitation: (a) any right to declare “Bad Acts” or invoke similar default triggers under the MCA Agreements; (b) any right to accelerate “Weekly Deliveries” or any analogous periodic payment obligation under the MCA Agreements; (c) any power of attorney or authority to act on behalf of the Company or any of its subsidiaries or affiliates granted under the MCA Agreements; and (d) any other right, remedy, or enforcement mechanism of any kind arising under or in connection with the MCA Agreements. Payee hereby irrevocably waives and relinquishes all such rights and remedies and acknowledges that its sole recourse with respect to the obligations evidenced hereby shall be pursuant to the terms and conditions of this Note, the Exchange Agreement, and the Guarantee.

12.RESTRICTIONS

At all times while this Note is outstanding, the Company shall not sell or pledge any of its future receivables, except in connection with an accounts receivable or inventory financing agreement. Additionally, the Company shall not sell any assets that are material to the operation of its business without the prior written consent of Payee, which consent shall not be unreasonably withheld.

13.WAIVER

Maker hereby waives presentment, demand for payment, protest, notice of protest, notice of dishonor, and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

14.GOVERNING LAW; JURISDICTION

This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Delaware for resolution of any dispute arising under or related to this Note.

15.ATTORNEYS’ FEES

If any action at law or in equity is brought to enforce or interpret the terms of this Note, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, court costs, and other expenses in addition to any other relief to which such party may be entitled.

16.AMENDMENTS

This Note may not be amended, modified, or waived except by a written instrument signed by both Maker and Payee.

17.SUCCESSORS AND ASSIGNS

This Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Payee and its successors and permitted assigns. Maker may not assign its obligations hereunder without the prior written consent of Payee.

18.SEVERABILITY

If any provision of this Note is held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it valid and enforceable, and the remaining provisions shall continue in full force and effect.

19.ENTIRE AGREEMENT

This Note, together with the Exchange Agreement and the Guarantee, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, and understandings with respect thereto.

IN WITNESS WHEREOF, Maker has caused this Note to be executed as of the date first written above.

MAKER:
SKY QUARRY INC.,
a Delaware corporation

By:	/s/ Marcus Laun
Name:	Marcus Laun
Title:	CEO

FORELAND REFINING CORPORATION

By:	/s/ Marcus Laun
Name:	Marcus Laun
Title:	CEO

2020 RESOURCES LLC

By:	/s/ Marcus Laun
Name:	Marcus Laun
Title:	CEO

ACKNOWLEDGED AND AGREED: LIBERTAS FUNDING LLC
a Connecticut limited liability company

By:	/s/ Randy Saluck
Name:	Randy saluck
Title:	Vice chairman
Date:	June 29, 2026